Exhibit (10)(ii)

EMPLOYMENT SECURITY AGREEMENT

(Tier 1)

THIS EMPLOYMENT SECURITY AGREEMENT (this “Agreement”) is entered into [insert date] between NORTHERN TRUST CORPORATION, a Delaware corporation (the “Company”), and [insert name of executive] (the “Executive”).

WITNESSETH THAT:

WHEREAS, Executive is employed by the Company or one of its wholly-owned subsidiaries and the Company desires to provide certain security to Executive in connection with any potential change in control of the Company; and

[WHEREAS, Executive and the Company have previously entered into an Employment Security Agreement (the “Prior Agreement”) and desire to have this Agreement supersede the Prior Agreement, as more fully set forth herein.]1

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.	Payments and Benefits Upon a Change in Control.

(a)	If within two (2) years after a Change in Control or during the Period Pending a Change in Control, (i) the Company shall terminate Executive’s employment with the Company without Good Cause, or (ii) Executive shall voluntarily terminate such employment with Good Reason, the Company shall make the payments and provide the benefits described below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 2 hereof.

(i)	Cash Payment. The Company shall make a cash payment to Executive equal to three times the Executive’s Annual Compensation.

(ii)	Short-Year Bonus. The Company shall make a cash payment to Executive equal to a pro rata portion (based on the date on which Executive’s Employment Termination occurs) of the Amounts Payable Under Any Cash Bonus Plans, less any amounts paid to the Executive under any cash-based incentive or bonus plan with respect to completed performance periods occurring within the year in which Executive’s Employment Termination occurs.

[1]	For executives with existing ESAs.

(iii)	Welfare Benefit Plans. With respect to each Welfare Benefit Plan, for the period beginning on Executive’s Employment Termination and ending on the earlier of (i) three years following Executive’s Employment Termination, or (ii) the date Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company or any of its subsidiaries which provides coverage or benefits at least equal, in all respects, to such Welfare Benefit Plan, Executive (and the Executive’s eligible dependents) shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Executive as was the case immediately prior to a Change in Control (or, if more favorable to Executive, as was the case at any time thereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law, contractual provisions or adverse tax consequences to Executive, Executive shall be provided with substantially similar benefits and coverage for such period through a third-party insurer. Immediately following the expiration of the continuation period required by the preceding sentence, Executive shall be entitled to continued group health benefit plan coverage (so-called “COBRA coverage”) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), it being intended that COBRA coverage shall be consecutive to the benefits and coverage provided for in the preceding sentence.

(iv)	Supplemental Retirement Plans. All amounts accrued or accumulated on behalf of Executive under the Northern Trust Corporation Supplemental Pension Plan (or any successor plan thereto)(the “Supplemental Pension Plan”), the Northern Trust Corporation Supplemental Thrift-Incentive Plan (the “Supplemental TIP”) and the Northern Trust Corporation Supplemental Employee Stock Ownership Plan (the “Supplemental ESOP”) will immediately be fully vested upon a Change in Control, and the Company shall pay or distribute all such amounts to Executive in accordance with the terms of such plans.

(v)	Salary to Date of Employment Termination. The Company shall pay to Executive any unpaid salary or other compensation of any kind earned with respect to any period prior to Executive’s Employment Termination and a cash payment for accumulated but unused vacation earned through such Employment Termination.

(vi)	Age and Service Credit. Executive will be deemed to have an additional 36 months of age and service credit with respect to the Supplemental Pension Plan. Any additional benefits resulting from the additional 36 months of age and service credit will be calculated under and paid from the Supplemental Pension Plan, in accordance with its terms, and shall not be paid from or affect Executive’s benefits under The Northern Trust Company Pension Plan (or any successor plan thereto).

(vii)	Retiree Medical Care. For purposes of determining the Executive’s eligibility to participate in the Company’s retiree medical care program, the Executive will be deemed to have up to an additional thirty-six (36) months of age and/or service credit. The additional credit described in this Section 1(a)(vii) shall be deemed to exist only for purposes of determining the Executive’s eligibility and subsidy for participation in the Company’s retiree medical care program. The provisions of this Section 1(a)(vii) shall have no effect on the Company’s ability to amend or terminate the retiree medical care program and shall not be construed as requiring the Company to maintain any such program in any manner or for any period of time. If the operation of this Section 1(a)(vii) would result in adverse tax consequences to Executive as a result of Executive’s participation in the Company’s retiree medical program, the Company shall instead provide substantially similar benefits and coverage through a third party insurer.

(b)	Timing of Payments and Benefits. The cash payments provided in clauses (i), (ii) and (v) shall be made in a lump-sum on the first regularly scheduled pay date occurring after the fifteenth day following Executive’s Employment Termination.

(c)	Incentive Stock Plans. All outstanding stock options granted under any stock plan or program of the Company (collectively referred to as the “ISPs”), will immediately become fully vested and exercisable upon a Change in Control (or upon Employment Termination during a Period Pending a Change in Control). All restricted stock and stock units granted under the ISPs will immediately become fully vested upon a Change in Control (or upon Employment Termination during a Period Pending a Change in Control) and will be distributed in accordance with the distribution provisions set forth in the applicable stock plan agreements between the Company and the Executive, but subject to compliance with the requirements of Section 409A of the Code). In addition, each other equity based award shall become fully vested (and, to the extent applicable, exercisable or distributable) upon a Change in Control (or upon Employment Termination during a Period Pending a Change in Control). Notwithstanding anything to the contrary contained in an ISP or an option agreement issued pursuant to an ISP, following any Employment Termination, (i) all outstanding non-qualified stock options granted to the Executive under an ISP and (ii) all outstanding incentive stock options granted to the Executive on or following September 25, 2001 shall remain outstanding and exercisable until the earliest of (a) the exercise of such option by the Executive, (b) the fifth anniversary of the Executive’s Employment Termination or (c) the original expiration date of the respective award. For the avoidance of doubt, the provisions of this Section 1(c) shall not be construed as superseding any provisions of any equity or equity-based award (whether in existence on the date hereof or granted in the future) which provides for more favorable treatment.

2.	Definitions. For purposes of this Agreement:

(a)	“Good Cause” shall mean: (i) Executive’s conviction of any criminal violation involving dishonesty, fraud or breach of trust which involves the business of the Company or any of its subsidiaries; (ii) Executive’s willful engagement in any misconduct in the performance of Executive’s duty that materially injures the Company; (iii) Executive’s performance of any act which, if known to the customers, clients, stockholders or regulators of the Company or any of its subsidiaries, would materially and adversely impact on the business of the Company or any of its subsidiaries; (iv) any act or omission by Executive that causes a regulatory body with jurisdiction over the Company or any of its subsidiaries, to demand, request, or recommend that Executive be suspended or removed from any position in which Executive serves with the Company or any of its subsidiaries; or (v) Executive’s willful and substantial nonperformance of assigned duties, provided that such nonperformance has continued more than ten days after the Company has given written notice of such nonperformance and of its intention to terminate Executive’s employment because of such nonperformance. For purposes of clauses (ii) and (v) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Good Cause exists shall be given effect unless the Company establishes to the Board of Directors of the Company by clear and convincing evidence that Good Cause exists.

(b)	“Good Reason” shall exist if, without Executive’s express written consent:

(i)	The Company (or an affiliate) shall materially diminish (A) the Executive’s authority, duties, or responsibilities; (B) the authority, duties, or responsibilities of the position or entity to which Executive is required to report; or (C) the budget, if any, over which Executive has authority, in each case as compared to Executive’s circumstances immediately prior to a Change in Control;

(ii)	The Company (or an affiliate) shall materially diminish Executive’s base compensation from that in effect as of the date of this Agreement (or as of a Change in Control, if greater), including a diminution of Executive’s salary or the material diminution in the aggregate value to Executive of participation in cash or stock-based incentive or bonus plans, retirement plans, welfare benefit plans, or other benefit plans, programs or arrangements (as computed by an independent employee benefits consultant selected by the Company);

(iii)	The Company (or an affiliate) shall materially change the geographic location at which Executive must perform services from that in effect prior to a Change in Control (including by assigning to Executive duties that would reasonably require such relocation or which would require Executive to spend more than fifty normal working days away from the location in effect prior to a Change in Control); or

(iv)	Any other action or inaction by the Company (or an affiliate) that constitutes a material breach of the agreement, if any, under which Executive provides services to the Company.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided, however, that in order for Good Reason to exist hereunder, Executive must provide notice to the Company of the existence of the condition described in clauses (i) through (v) above within 90 days of the initial existence of the condition (or, if later, within 90 days of the Executive’s becoming aware of such condition), and the Company must have failed to cure such condition within 30 days of the receipt of such notice.

(c)	A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

(ii)	The election to the Board of Directors of the Company, without the recommendation or approval of two thirds of the incumbent Board of Directors of the Company, of the lesser of: (A) three directors; or (B) directors constituting a majority of the number of directors of the Company then in office, provided, however, that directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company will not be considered as incumbent members of the Board of Directors of the Company for purposes of this section; or

(iii)

there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of a Change in Control definition, the following definitions shall apply:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed a Form 13-G; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(d)	“Annual Compensation” shall mean the sum of: (i) Executive’s salary at the greater of (A) Executive’s salary rate in effect on the date of a Change in Control, or (B) Executive’s salary rate in effect on Executive’s Employment Termination; and (ii) the Amounts Payable Under Any Cash Bonus Plans in which Executive participates.

(e)	“Employment Termination” shall mean the effective date of: (i) Executive’s voluntary termination of employment with the Company with Good Reason; (ii) the termination of Executive’s employment by the Company without Good Cause; or (iii) termination of Executive’s employment during the Period Pending a Change in Control under circumstances which entitle him to benefits hereunder.

(f)	“Welfare Benefit Plan” shall mean each welfare benefit plan maintained or contributed to by the Company in which Executive was participating at the time of a Change in Control that provides health (including medical and dental), life, accident or disability benefits or insurance, vision care or long-term care insurance.

(g)	“Amounts Payable Under Any Cash Bonus Plans” shall mean the average of the amounts paid to Executive under any cash-based incentive or bonus plan or plans in which Executive participates (to the extent that such incentive or bonus plan has a performance period of one year or less) with respect to the last three full fiscal years of Executive’s participation in such plans prior to Employment Termination or, if higher, prior to a Change in Control. For purposes of the preceding sentence, (A) if Executive’s number of full fiscal years of participation in any such cash-based plan prior to a Change in Control is less than three, the amount under this paragraph shall be calculated as the average of the annual amounts paid or payable to Executive over the number of full fiscal years of Executive’s participation in such cash-based plan or plans prior to a Change in Control, or the number of full fiscal years of Executive’s participation in such cash-based plan or plans prior to Employment Termination, whichever produces a higher average annual amount and (B) if Executive has not participated in any such cash-based plan or plans for a full fiscal year prior to a Change in Control, the Amounts Payable Under Any Cash Bonus Plans shall be deemed to equal [insert percentage]% of Executive’s salary rate in effect on the date of a Change in Control.

(h)

“Period Pending a Change in Control” shall be deemed to have commenced if the event set forth in any one of the following shall have occurred: (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (C) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Corporation’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Period Pending a Change in Control has commenced. The Period Pending a Change in Control shall lapse upon the occurrence of a Change in Control or, if earlier (i) with respect to a Period Pending a Change in Control occurring pursuant to clause (A) of the definition, immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Period Pending a Change in Control occurring pursuant to clause (B) of the definition, immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Period Pending a Change in Control occurring pursuant to clause (C) or (D) of the definition, upon the one year anniversary of the commencement of the Period Pending a Change in Control (or such earlier date as may be determined by the Board).

3.	Certain Additional Payments by the Company.

(a)	Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event that any payment or distribution by or on behalf of the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) (the “Payments”) is determined to be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or any interest or penalties are incurred by Executive with respect to such Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, federal, state, local or other income taxes, FICA taxes, and additional Excise Tax (and any interest and penalties imposed with respect to such taxes), Executive retains a portion of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)

Determination of Gross-Up. Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that serves as the Company’s auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there have been Payments, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive within five days after the receipt by the Company and Executive of the Accounting firm’s determination, which determination must be made no later than the 30 days following the date Executive remits any payment in respect of the Excise Tax. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided in paragraph (c) below.

(c)	IRS Claims. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service or other agency will claim that a greater Excise Tax is due, and thus a greater amount of Gross-Up Payment should have been made by the Company than that determined pursuant to paragraph (b) above (an “Underpayment”). In the event that Executive is required to make a payment of any such Excise Tax, the Accounting Firm shall determine (within 30 days following the date upon which Executive is required to remit such payment) the amount of the Underpayment that has occurred, if any, and such Underpayment shall be paid by the Company to or for the benefit of the Executive within 30 days of such determination. Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other agency that, if successful, would require the payment by the Company of the Gross-Up Payment or an Underpayment.

4.	Mitigation and Set-Off. Executive shall not be required to mitigate Executive’s damages by seeking other employment or otherwise. The Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive’s Employment Termination, or any amounts that might have been received by Executive in other employment had Executive sought such other employment. Executive’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Executive’s obtaining other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if Executive expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.

5.	Litigation Expenses. The Company shall pay to Executive all out-of-pocket expenses, including attorneys’ fees, incurred by Executive in the event Executive successfully enforces any provision of this Agreement in any action, arbitration or lawsuit, provided that Executive submits an invoice for such expenses to the Company within 60 days following entry of a final order, decree or ruling demonstrating successful enforcement of any such action, arbitration or lawsuit, in which case the Company shall remit payment to Executive within 15 days of such invoice.

6.	Assignment; Successors. This Agreement may not be assigned by the Company without the written consent of Executive but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will inure to the benefit of Executive’s heirs, legatees and legal representatives of Executive’s estate.

7.	Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.	Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

9.	Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and Executive. The Company may terminate this Agreement by written notice given to Executive at least two years prior to the effective date of such termination, provided that, if a Change in Control occurs prior to the effective date such termination, the termination of this Agreement shall not be effective and Executive shall be entitled to the full benefits of this Agreement. Any such amendment or termination shall be made pursuant to a resolution of the Board.

10.	Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Executive in accordance with the terms of this Agreement.

11.	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12.	Entire Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof, including the Prior Agreement.

13.	Compliance with Section 409A. The provisions of this Agreement are intended to comply in all applicable respects with the requirements of Section 409A of the Code, and shall be construed so as to comply with such section. Notwithstanding anything to the contrary herein, if Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any amounts (or benefits) otherwise payable to or in respect of him pursuant this Agreement, the payment of which is required to be delayed pursuant to the provisions of Section 409A of the Code shall be so delayed until the earliest date permitted by Section 409A(a)(2) of the Code. Without limiting the generality of the foregoing, in the event necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder (a) reimbursements to Executive as a result of the operation of Section 1(a)(iii) or Section 3 hereof shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and (b) if Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any reimbursements to Executive as a result of the operation of 1(a)(iii) or Section 3 with respect to a reimbursable event within the first six months following the date of Employment Termination shall be made as soon as practicable following the date which is six months and one day following the date of Employment Termination (subject to clause (a) of this sentence). The Company and Executive agree to cooperate in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden in connection with such amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

NORTHERN TRUST CORPORATION

By:
	Its Chairman & Chief Executive Officer	[Executive]